Exhibit 99.2

Schedule A

Transactions – Since Most Recent Schedule 13D Filed January 7, 2026

Hoak Public Equities, L.P.

Date	Transaction	Shares	Price Per Share
1/9/2026	Sell	(371)	$35.03
1/12/2026	Sell	(863)	$34.77
1/13/2026	Sell	(38,579)	$34.43
1/14/2026	Sell	(19,648)	$34.07
1/15/2026	Sell	(1,441)	$34.26
1/20/2026	Sell	(3,127)	$34.01
1/21/2026	Sell	(41,282)	$34.58
1/22/2026	Sell	(71,144)	$34.62
1/23/2026	Sell	(71,760)	$34.62
1/26/2026	Sell	(14,913)	$35.03